Exhibit 16.1

July 24, 2012

Securities and Exchange Commission
100 F Street NE
Washington DC USA 20549

Commissioners:

We have read the statements made by Hunt Mining Corp. (formerly Sinomar Capital Corp.) (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 16F of Form 20-F, as part of the Form F-1/A of Hunt Mining Corp. dated July 24, 2012. We agree with the statements concerning our firm (Thompson Penner & Lo LLP, formerly Lo Porter Hetu) in such FormF-1/A.

Yours truly,

THOMPSON PENNER & LO LLP
THOMPSON PENNER & LO LLP
Certified General Accountants

AUDITORS

Effective February 1, 2010, the Company's former auditors, Thompson Penner & Lo LLP (formerly Lo Porter Hetu ("LPH")), resigned at the request of the Company and the Company appointed MNP LLP as its new auditors.  MNP LLP has offices at Suite 300, 622 5th Avenue S.W., Calgary, Alberta T2P 0M6.  Their telephone number is 877-500-0792.

The former auditors' report on the financial statements for the Company's fiscal year ended December 31, 2008 did not contain any adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles.  The decision to change auditors was recommended and approved by the Company's Audit Committee and approved by the Board of Directors.

During the 2008 fiscal years and the subsequent interim period that preceded the former auditors' dismissal, there was no disagreement with the former auditors on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of the former auditors, would have caused them to make reference to the subject matter of the disagreement in connection with their report.

The Company has provided its former auditors a copy of this disclosure and has requested that the former auditors furnish the Company with a letter addressed to the U.S. Securities and Exchange Commission stating whether they agree with the above statements, and if not, stating the respects in which they do not agree.  A copy of that letter from the former auditor dated July 24, 2012 is filed as an exhibit to this form F-1/A.

Prior to February 10, 2010, the date that MNP LLP was retained as the auditors of the Company, the Company did not consult MNP LLP regarding:
(1)
Either, The application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company's financial statements, and either a written report was provided to the Company or oral advice was provided that the new auditors concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or

(2)	Any matter that was either the subject of a disagreement or a reportable event.